97
Exhibit 16.1
Securities and Exchange Commission
Washington, D.C. 20549
October 28, 2022
Dear Sir or Madam:
Change in registrant’s certifying

accountant
We are currently principal accountants for DRDGOLD

Limited and, under the date of October 28,
2022, we reported on:
●

the consolidated financial statements of DRDGOLD Limited

as of and for the years ended
June 30, 2022 and 2021; and
●

the effectiveness of internal control over financial

reporting as of June 30, 2022.
On October 20, 2022, we were notified that DRDGOLD

Limited appointed BDO South Africa Inc. as
its principal accountant for the year ending June 30, 2023 and that the auditor-client relationship with
KPMG Inc. will cease upon completion of the audit of DRDGOLD

Limited’s consolidated financial
statements as of and for the year ended June 30, 2022,

and the effectiveness of internal control

over
financial reporting as of June 30, 2022 and the issuance

of our report thereon.

We have read DRDGOLD Limited’s statements

included under item 16F of its Annual Report on

Form
20-F dated October 28, 2022, and we agree with such

statements, except that we are not in a position
to agree or disagree with DRDGOLD Limited’s

stated reason for changing principal accountants.

We
are also not in a position to agree or disagree with DRDGOLD

Limited’s statement that the change
was approved by the board of directors.
Yours faithfully,
/s/ KPMG Inc.